Exhibit 99.4

ADDITIONAL DISCLOSURES

Unless otherwise indicated or the context otherwise requires, all references to the “Company,” “Boyd Gaming,” “we,” “us,” or “our,” or similar terms, refer to Boyd Gaming Corporation and its consolidated subsidiaries.

Amended Credit Facility

We intend to amend and restate our Bank Credit Facility by entering into a Second Amended and Restated Credit Agreement by and among Boyd Gaming, Bank of America, N.A., as administrative agent and letter of credit issuer, and certain financial institutions as agents, managers and lenders. Below is a summary of the expected terms of our Amended Credit Facility. The terms of our Amended Credit Facility have not been finalized, and we can provide no assurances that the Amended Credit Facility will be executed, and the agreed-upon terms of our Amended Credit Facility, if executed, could differ from those described below. As of October 26, 2010, we have received non-binding commitments for extensions of commitments aggregating $1.2 billion pursuant to the Amended Credit Facility from lenders under the Bank Credit Facility that currently hold revolving commitments aggregating $2.2 billion, subject to final documentation and other customary conditions.

As further described below, we anticipate that the proposed terms of our Amended Credit Facility will (i) immediately reduce the aggregate commitments under our Bank Credit Facility, (ii) permit consenting lenders to extend the maturity date of their commitments, new lenders to issue revolving commitments and term loans and existing lenders to increase their commitments (each, an “Extending Lender”) in each case with a maturity date five years from the closing date of the Amended Credit Facility, and (iii) amend the Existing Credit Agreement in certain other respects.

We anticipate that each Extending Lender will have their commitments under our Bank Credit Facility permanently reduced by up to 50% of the amount thereof. As a result, we anticipate that the aggregate commitments under our Amended Credit Facility will be reduced from $3 billion to approximately $1.5 billion (excluding any non-extending amounts), which commitments may be increased from time to time by up to $500 million (instead of $1 billion commitment increases provided for under our Bank Credit Facility) through additional revolving credit or term loans under our Amended Credit Facility.

After giving effect to the commitment reductions and any increased commitments, we anticipate that $500 million of the outstanding balance of revolving loans of the Extending Lenders will be converted to term loans (the “Term Loans”). On May 24, 2012 (the “Existing Maturity Date”), we anticipate that (i) the revolving loans of the non-extending Lenders will be due (and may be repaid from the proceeds of revolving loans by the Extending Lenders) and revolving commitments of the non-extending lenders will terminate, and (ii) the Term Loans and the revolving loans of the Extending Lenders will remain outstanding and any unused commitments of the Extending Lenders on such date shall continue as revolving commitments of the Extending Lenders (the “Extended Revolving Facility”).

We anticipate that the Term Loans and Extended Revolving Facility will mature in approximately November or December 2015 (the “Extended Maturity Date”). Furthermore, we anticipate that the Term Loans will amortize in an annual amount equal to 5% of the original principal amount thereof, commencing March 31, 2011 and payable on a quarterly basis.

We anticipate that the interest rate per annum applicable to revolving loans under the Amended Credit Facility will be based upon, at our option, the LIBOR rate or the “base rate,” plus an applicable margin in either case. The applicable margin is a percentage per annum determined in accordance with a specified pricing grid based on our total leverage ratio. We anticipate that the applicable margin on the outstanding balance on the Extended Revolving Facility will range from 2.50% to 3.50% if we elect to use the LIBOR rate, and from 1.50% to 2.50% if we elect to use the base rate. We anticipate that the applicable margin on the outstanding balance of the loans and commitments of the non-extending lenders will not change and will continue to range from 0.625% to 1.625% if we elect to use the LIBOR rate, and from 0.0% to 0.375% if we elect to use the base rate. We expect that the “base rate” in the Amended Credit Facility will be defined as the highest of (x) Bank of America’s publicly-announced prime rate, (y) the federal funds rate plus 0.50%, or (z) the Eurodollar rate plus 1.00%. A fee of a percentage per annum (which we anticipate will range from 0.250% to 0.500%) determined by the level of our total leverage ratio is payable on the unused portions of the Amended Credit Facility. The Bank Credit Facility provides for letter of credit fees payable on the maximum amount available to be drawn under each letter of credit at a rate per annum equal to (x) the applicable margin from time to time applicable to LIBOR loans for standby letters of credit and (y) 50% of the applicable margin from time to time applicable to LIBOR loans for commercial letters of credit. We do not anticipate that the letter of credit fees will change in the Amended Credit Facility; however the margins payable to Extending Lenders will be based on the margins applicable to the Extended Revolving Facility. We also expect to pay additional fronting and documentation fees for letters of credit.

In addition to the amortization payments described above, we anticipate that, subject to certain exceptions, the terms of our Amended Credit Facility would require that we prepay the loans with the proceeds of any significant asset sale, event of loss or the issuance of certain additional secured Indebtedness. We expect to be able to prepay any loans under the terms of our Amended Credit Facility at any time without premium or penalty (subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayments of Eurodollar rate loans), and to be able to terminate the unutilized portion of any of the commitments at any time without penalty.

We expect our Amended Credit Facility to contain certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum consolidated interest coverage ratio, (ii) establishing a maximum permitted consolidated total leverage ratio, (iii) establishing a maximum permitted secured leverage ratio (iv) imposing limitations on our incurrence of indebtedness, (v) imposing limitations on transfers, sales and other dispositions and (vi) imposing restrictions on investments, dividends and certain other payments.

We anticipate that our obligations under our Amended Credit Facility will, subject to certain exceptions, continue to be guaranteed by our “significant subsidiaries” (as determined under the Amended Credit Facility) and will be secured by the capital stock of those subsidiaries. In addition, we anticipate that, subject to certain exceptions, Boyd Gaming Corporation and each of the guarantors will grant the administrative agent first priority liens and security interests on substantially all of their real and personal property (other than gaming licenses and subject to certain other exceptions) as additional security for the performance of the secured obligations under our Amended Credit Facility. The proceeds of our Amended Credit Facility may be used (i) to fund transaction costs in connection with our Amended Credit Facility and (ii) for working capital and other general corporate purposes.

The effectiveness of our Amended Credit Facility will be subject to satisfaction of conditions precedent deemed appropriate by the administrative agent of the Amended Credit Facility including, but not limited to, receipt by us of at least $475 million of net cash proceeds upon completion of the offering of notes and confirmation that a majority of our 7.75% senior subordinated notes due 2012 shall have been repurchased, redeemed or refinanced. While we anticipate that the timing for entry into our Amended Credit Facility will be following the completion of the offering of notes but prior to the end of the fourth quarter of 2010 (or such later date as we receive all necessary regulatory approvals), there is no assurance that this timing will be met or that the Amended Credit Facility will be entered into at all.

Recent developments – Development Activities

On August 1, 2008, due to the difficult environment in the capital markets, as well as weak economic conditions, we announced the delay of our multibillion dollar Echelon development project on the Las Vegas Strip. At such time, we did not anticipate the long-term effects of the economic recession and continued economic downturn, evidenced by lower occupancy rates, declining room rates and reduced consumer spending across the country, but particularly in the Las Vegas Locals region; nor did we predict that the incremental supply becoming available on the Las Vegas Strip would face such depressed demand levels, thereby elongating the time for absorption of this additional supply into the market. As we do not yet believe that a significant level of economic recovery has occurred along the Las Vegas Strip, we still do not expect to resume construction for three to five years. We also believe financing for a development project like Echelon continues to be unavailable.

Nonetheless, we remain committed to having a significant presence on the Las Vegas Strip. During the suspension period, we continue to consider alternative development options for Echelon, which may include developing the project in phases, utilizing alternative capital structures for the project, modifying the scope of the project, or forming additional strategic partnerships, among other alternatives. We can provide no assurances as to when, or if, construction will resume on the project, or if we will be able to obtain alternative sources of financing for the project. As we develop and explore the viability of alternatives for the project, we will monitor these assets for recoverability. If we are subject to a non-cash write-down of these assets, it could have a material adverse impact on our consolidated financial statements.

As of June 30, 2010, we have incurred approximately $926 million in capitalized costs related to the Echelon project, including land. As part of our delay of the project, we expect to additionally incur approximately $5 million to $6 million of capitalized costs annually, principally related to contractual infrastructure development commitments. We also expect annual recurring project costs, consisting of security, storage, property taxes, rent and insurance, of approximately $7 million to $10 million that will be charged to preopening or other expense as incurred during the project’s suspension period. Until Echelon commences commercial operations, we will not incur the monthly fixed capacity charge portion of the service fee of $23.4 million per annum (the “Annual Fixed Capacity Charge”). The Annual Fixed Capacity Charge, which will be payable for a 25-year period, was to commence in November 2010. However, commencing December 1, 2010, until Echelon commences commercial operations, Echelon, under its Energy Sales Agreement (“ESA”) previously entered into with Las Vegas Energy Partners, LLC (“LVE”), will become obligated to pay an annual interest during construction fee and an annual operations and maintenance fee (collectively, the “Annual Fee”). While the ESA does not provide a clear basis for calculating the actual amount of the Annual Fee, the Annual Fee could be up to approximately $18 million; however, based on our current estimates, we expect the Annual Fee to be substantially less, and we do not believe we are obligated to make a cash payment of the Annual Fee for approximately the next 12 months. Echelon and LVE are in the process of determining the specific amount of the Annual Fee, and the timing for the commencement of such payments. We can provide no assurances on the actual amount or the specific timing for payment of the Annual Fee. These capitalized costs and recurring project costs are in addition to other contingencies with respect to our various commitments, as discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference.

In addition to the expansion projects mentioned above, we regularly evaluate opportunities for growth through the development of gaming operations in existing or new markets, along with opportunities associated with expanding our existing properties and acquiring other gaming entertainment facilities.

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This exhibit contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) statements regarding the terms and conditions of the anticipated amendment to the Company’s credit agreement and the timing and amount of the fees payable under the Company’s Energy Services Agreement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Factors that could cause actual results to differ include (without limitation) the inability of the Company to amend its credit facility on the expected or favorable terms, or at all; whether or not the Company and LVE are able to agree on specific fees or timing; the effects of actual or potential litigation; and weaknesses in the industry and the regions in which the Company operates; the Company’s financial performance. Additional factors are discussed in Part II, Item 1A, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.